Exhibit 10.2

December 28, 2023

By Email
Mr. Dale White

Dale:

The purpose of this letter is to formalize our agreement with respect to the leadership transition plan we previously discussed, including the economic arrangements that we have agreed to with respect to the transition. Specifically:

•	Your employment with MultiPlan Corporation (“MultiPlan”) as President and Chief Executive Officer will continue under the terms and conditions of your Employment Agreement with MultiPlan, effective as of January 31, 2022 (the “Employment Agreement”), until the appointment of a new Chief Executive Officer (such date, the “Transition Date”). Upon the Transition Date, you will transition to the role of Executive Chairman. Your initial term as Executive Chairman is expected to run until December 31, 2024, unless otherwise mutually agreed between you, the incoming Chief Executive Officer and the Board of Directors of MultiPlan (the “Board”). When your employment as Executive Chairman terminates at the end of such initial term (or such other period as mutually agreed), you will transition to a role as a regular member of the Board or, in the Board’s sole discretion, as Non-Executive Chairman of the Board. Upon the Transition Date, your Employment Agreement will terminate (except as to any provisions which survive as expressly set forth herein), and from and after the Transition Date, the terms of your continued employment (and board service following cessation of such employment) shall be governed by this letter agreement.

•	While serving as Executive Chairman, you shall serve as a bridge, resource and advisor for the incoming Chief Executive Officer, amongst other duties to be agreed upon between you and the incoming Chief Executive Officer and/or Board. As Executive Chairman, you will provide services for sixty-five (65%) percent of the monthly working time that you spent while serving as President and Chief Executive Officer

•	You will be eligible to receive your Annual Bonus (as defined in the Employment Agreement) for 2023 in accordance with the terms of the Employment Agreement, payable when MultiPlan pays bonuses to other senior executives for such year.

•	During your continued employment in calendar year 2024 prior to the Transition Date, you will continue to receive your Annual Base Salary, pro-rated to the Transition Date, and be eligible to receive your Annual Bonus for 2024 in accordance with the terms of the Employment Agreement, pro-rated for the number of days during the calendar year you were employed to the Transition Date, subject to the same metrics as apply to other senior executives and payable when bonuses are payable to such other senior executives.

•	During any period of continued employment in calendar year 2024 on and after the Transition Date, you shall be eligible to receive:

o	an annual base salary of $487,500 (sixty-five (65%) percent of your 2023 Annual Base Salary), payable in accordance with MultiPlan’s normal payroll process, pro-rated for any partial year you provide services as Executive Chairman on and after the Transition Date (the “Executive Chairman Base Salary”); and

o	a cash bonus with a target of fifty (50%) percent of the Executive Chairman Base Salary (pro-rated for any partial year you provide services as Executive Chairman on and after the Transition Date), subject to the same metrics as apply to other senior executives and payable when bonuses are payable to such other senior executives.

•	Following the cessation of your employment, for so long as you continue to provide services on the Board as either a regular member of the Board or as the Non-Executive Chairman, you shall be entitled to receive a $200,000 cash annual retainer, payable quarterly in arrears, pro-rated for any partial year of services on the Board.

•	With respect to equity-based compensation:

o	subject to your continued employment (or service on the Board), on the date annual grants are made in fiscal year 2024 you shall be eligible to receive a grant of Restricted Stock Units under the Omnibus Plan (as defined in the Employment Agreement) with a grant date value of $750,000 (the “2024 Equity Grant”). The 2024 Equity Grant shall vest subject to your continued employment or services (including Board service) with MultiPlan on the first anniversary of the grant date and will otherwise remain subject to the terms and conditions set forth in the grant agreement. Following the receipt of the 2024 Equity Grant, you shall not be entitled to any other Annual Grants (as defined in the Employment Agreement); and

o	any other equity awards granted to you under the Omnibus Plan shall continue to be eligible to vest, subject to the terms and conditions of such equity awards; provided that your continued service as a director on the Board shall constitute continued employment under the equity awards.

•	Upon the termination of employment with MultiPlan (including, for the avoidance of doubt, upon any transition from Executive Chairman to a regular member of the Board or to Non-Executive Chairman, currently expected to occur on or around December 31, 2024), subject to your execution and delivery of a customary release of claims (without revocation of such release) and continued compliance with the Restrictive Covenants (as defined below), you shall be entitled to a (i) lump sum payment equal to $1,500,000, payable within sixty (60) days following the termination of employment (or such later date as necessary to comply with Section 409A of the Internal Revenue Code; provided that the terms and conditions of Section 21 of the Employment Agreement, which are hereby incorporated by reference, shall continue to apply) and (ii) subject to your timely election of, continued eligibility for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), MultiPlan shall pay directly, or reimburse you for, the premium costs under COBRA for yours and, where applicable, your eligible spouse and dependents, for a period of eighteen (18) months following end of your termination of employment under one of MultiPlan’s group medical plans (with any direct payment by MultiPlan or reimbursement to you treated as income to you)(provided that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by MulitPlan shall immediately cease). Notwithstanding the foregoing, if MultiPlan’s obligations contemplated hereunder would result in the imposition of excise taxes on MultiPlan for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), MultiPlan shall discontinue the COBRA-related payments provided for herein.

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•	Either you or MultiPlan may terminate your services on the Board hereunder for any reason and all payments and benefits hereunder shall immediately cease (except as specified herein); provided, that a termination of your services as a director on the Board, other than by MultiPlan for Cause, will constitute a Qualifying Retirement (as defined in the Employment Agreement) and any portion of the Annual Grants (as defined in the Employment Agreement), including the 2024 Equity Grant, that would have vested on or prior to the first anniversary of the date of termination, but for such Qualifying Retirement, shall immediately vest upon such Qualifying Retirement.

•	The restrictive covenants set forth in Sections 5 through 8 of your Employment Agreement shall continue to apply and shall be incorporated herein by reference (the “Restrictive Covenants”).

•	For purposes of your Employment Agreement, the compensation described herein will supersede and replace the compensation described in such Employment Agreement, and you will not be entitled to any severance payments set forth in your Employment Agreement upon any termination of your employment regardless of the reason for your termination.

•	This letter shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of New York

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To confirm your agreement with the above terms, please sign where indicated below and return the executed copy to MultiPlan.

Sincerely,

MultiPlan Corporation (or any successor thereto)

/s/ James M. Head
By: James M. Head Title: Executive Vice President

Agreed and Accepted:

/s/ Dale White
Dale White Date: December 28, 2023